Exhibit 3.7

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:30 PM 04/12/2001
010180293 - 3373140

CERTIFICATE OF INCORPORATION

OF

FPD ACQUISITION, INC.

ARTICLE I

The name of the corporation is FPD Acquisition, Inc.

ARTICLE II

The street address of the initial registered office of the corporation is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of its initial registered agent at that address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the corporation shall be authorized to issue is one hundred (100) shares of common stock, par value $0.01 per share.

ARTICLE V

The name and address of the incorporator is as follows:

Name	Mailing Address
John L. Bland	711 Louisiana Street, Suite 2900
Houston, Texas 77002-2781

ARTICLE VI

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the person who is to serve as director until the first annual meeting of stockholders or until his successor is elected and qualified is:

Name	Mailing Address
John D. Hawkins	Eight Greenway Plaza, Suite 702
Houston, Texas 77046

ARTICLE VII

In furtherance and not in limitation of the powers confirmed by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to adopt and amend and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to adopt, amend or repeal any bylaw made by the Board of Directors.

ARTICLE VIII

Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE IX

No director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware as the same now exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission prior to such amendment, modification or repeal.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does hereby make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set the incorporator’s hand this 12 day of April, 2001.

/s/ John L. Bland
John L. Bland